Exhibit 10.3

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made and entered into by and between RumbleOn, Inc. (the “Company”), and Steve Pully (“Executive”), effective as of July 14, 2023 (the “Effective Date”).

1. Employment. During the Employment Period (as defined in Section 4), the Company shall employ Executive, and Executive shall serve, as Executive Chairman of the Company and in such other positions as the board of directors of the Company (the “Board”) may request from time to time.

2. Duties and Responsibilities. During the Employment Period, Executive shall devote Executive’s best efforts and approximately seventy-five percent (75%) of Executive’s business time to the business of the Company and its direct and indirect subsidiaries as may exist from time to time (collectively, the Company and its direct and indirect subsidiaries are referred to as the “Company Group”) as may be requested by the Board from time to time. Executive’s duties and responsibilities shall include those attendant to the position(s) identified in Section 1, as well as such additional duties as may be assigned to Executive by the Board from time to time, which duties and responsibilities may include providing services to other members of the Company Group in addition to the Company. Executive may, without violating this Section 2, (i) as a passive investment, own publicly traded securities, in an amount not to exceed 2% of any company, in such form or manner as will not require any services by Executive in the operation of the entities in which such securities are owned; (ii) engage in charitable and civic activities; or (iii) with the prior written consent of the Board, engage in other business activities, in each case, so long as such investment, interests, or activities do not interfere with Executive’s ability to fulfill Executive’s duties and responsibilities under this Agreement and are not inconsistent with Executive’s obligations to any member of the Company Group or competitive with the business of any member of the Company Group.

3. Compensation.

(a) Base Salary. During the Employment Period, the Company shall pay to Executive an annualized base salary of $525,000 (the “Base Salary”) in consideration for Executive’s services under this Agreement, payable in substantially equal installments in conformity with the Company’s customary payroll practices for similarly situated employees as may exist from time to time, but no less frequently than monthly.

(b) RSU Award. So long as the Employment Period has remained continuously in effect from the Effective Date through the grant date of such award, on the date that is two business days after the Company releases its earnings for the second quarter of 2023, the Company will issue Executive a restricted stock unit award with a grant date fair value equal to $375,000, with such award becoming 50% vested and settled on October 14, 2023, and 50% vested and settled on December 15, 2023, so long as, in each case, Executive has remained continuously employed by the Company between the Effective Date and such vesting date. Notwithstanding the foregoing, the award referenced in this paragraph shall be subject to the terms and conditions of the award agreement evidencing the award and the Company’s 2017 Stock Incentive Plan (the “Plan”) and, notwithstanding anything to the contrary in this Section 3(b), settlement of the award in shares of the Company’s Class B Common Stock, $0.001 par value per share (“Stock”), will be subject to approval by the Company’s stockholders to the extent the number of shares of Stock available for issuance under the Plan are insufficient to settle such award.

(c) Signing Bonus. Within thirty (30) days following the Effective Date, the Company shall make a payment to Executive of $43,750; provided however, Executive must be employed by the Company on the date of such payment in order to receive such payment.

4. Term of Employment. Unless earlier terminated pursuant to Section 7, Executive’s employment pursuant to this Agreement shall begin on the Effective Date and continue through (and end immediately following) December 15, 2023 (such period, the “Initial Term”); provided, however, the parties may extend the term of Executive’s employment hereunder pursuant to a subsequent, written agreement signed by both parties that expressly references such an extension. The period from the Effective Date through the date of the termination of Executive’s employment pursuant to this Agreement, regardless of the time or reason for such termination, shall be referred to herein as the “Employment Period.”

5. Expenses. Subject to Section 22, the Company shall reimburse Executive for Executive’s out-of-pocket business-related expenses incurred in the performance of Executive’s duties under this Agreement pursuant to Company policy as in effect from time to time. Any such reimbursement of expenses shall be made by the Company upon or following receipt of Executive’s claim for such expense reimbursement (but in any event not later than the close of Executive’s taxable year following the taxable year in which the expense is incurred by Executive).

6. Benefits. During the Employment Period, Executive shall be eligible to participate in the same benefit plans and programs in which other executive-level Company employees are eligible to participate, subject to the terms and conditions of the applicable plans and programs in effect from time to time. The Company shall not, however, by reason of this Section 6, be obligated to institute, maintain, or refrain from changing, amending, or discontinuing, any such plan or policy, so long as such changes are similarly applicable to similarly situated Company employees generally.

7. Termination of Employment.

(a) Company’s Right to Terminate Executive’s Employment for Cause. The Company shall have the right to terminate Executive’s employment hereunder at any time for Cause. For purposes of this Agreement, “Cause” shall mean:

(i) Executive’s material breach of this Agreement or any other agreement between Executive and any member of the Company Group;

(ii) Executive’s material breach of any policy or code of conduct established by a member of the Company Group and applicable to Employee;

(iii) Executive’s violation of any law applicable to the workplace (including any law regarding anti-harassment, anti-discrimination, or anti-retaliation);

(iv) Executive’s gross negligence, willful misconduct, breach of fiduciary duty, fraud, theft or embezzlement;

(v) the commission by Executive of, or conviction or indictment of Employee for, or plea of nolo contendere by Executive to, any felony (or state law equivalent) or any crime involving moral turpitude; or

(vi) Executive’s willful failure or refusal, other than due to Disability, to perform Executive’s obligations pursuant to this Agreement or to follow any lawful directive of the Board; provided, however, that if Executive’s actions or omissions as set forth in this Section 7(a)(vi) are of such a nature that the Board determines that they are curable by Executive, such actions or omissions must remain uncured thirty (30) days after the Board first provided Executive written notice of the obligation to cure such actions or omissions.

Notwithstanding anything to the contrary, a resignation by Executive at a time when grounds for Cause exist shall be deemed to be a termination of Executive’s employment by the Company for Cause.

(b) The Company’s Right to Terminate Other than for Cause. The Company shall have the right to terminate Executive’s employment for convenience at any time and for any reason, or no reason at all, upon written notice to Executive.

(c) Executive’s Right to Terminate for Good Reason. Executive shall have the right to terminate Executive’s employment with the Company for Good Reason, as set forth herein. For purposes of this Agreement, “Good Reason” shall mean:

(i) a material breach by the Company of any of its material obligations under this Agreement; or

(ii) a material reduction in Executive’s Base Salary.

Notwithstanding the foregoing provisions of this Section 7(c) or any other provision of this Agreement to the contrary, any assertion by Executive of a termination for Good Reason shall not be effective unless all of the following conditions are satisfied: (A) the condition described in Section 7(c)(i), or (ii) giving rise to Executive’s termination of employment must have arisen without Executive’s consent; (B) Executive must provide written notice to the Board of the existence of such condition(s) within thirty (30) days after the initial occurrence of such condition(s); (C) the condition(s) specified in such notice must remain uncorrected for thirty (30) days following the Board’s receipt of such written notice; and (D) the date of Executive’s termination of employment must occur within seventy-five (75) days after the initial occurrence of the condition(s) specified in such notice. Further notwithstanding the foregoing, no suspension of Executive or a reduction in Executive’s authority, duties and responsibilities in conjunction with any leave required, or other action taken, by the Company as part of any investigation into alleged wrongdoing by such Executive shall give rise to Good Reason.

(d) Death or Disability. Upon the death of Executive, or upon written notice from the Company following Executive’s Disability, Executive’s employment with the Company shall automatically (and without any further action by any person or entity) terminate with no further obligation under this Agreement of either party hereunder. For purposes of this Agreement, a “Disability” shall exist if the Board determines that Executive is unable to perform the essential functions of Executive’s position (after accounting for reasonable accommodation, if applicable and required by applicable law), due to physical or mental impairment that continues, or can reasonably be expected to continue, for a period in excess of ninety (90) days or one hundred-twenty (120) days, whether or not consecutive (or for any longer period as may be required by applicable law), in any twelve (12)-month period.

(e) Executive’s Right to Terminate for Convenience. In addition to Employee’s right to terminate Employee’s employment for Good Reason, Executive shall have the right to terminate Executive’s employment with the Company for convenience at any time and for any other reason, or no reason at all, upon thirty (30) days’ written notice to the Company; provided, however, that if Executive has provided notice to the Company of Executive’s termination of employment, the Company may determine, in its sole discretion, that such termination shall be effective on any date prior to the effective date of termination provided in such notice (and, if such earlier date is so required, then it shall not change the basis for Executive’s termination of employment nor be construed or interpreted as a termination of employment pursuant to Section 7(b)).

(f) Effect of Termination.

(i) Termination by the Company for Cause; Resignation by Executive without Good Reason; Termination Due to Death or Disability; Termination following the Initial Term. If Executive’s employment hereunder is terminated by the Company for Cause (including a resignation by Executive at a time when grounds for Cause exist), Executive resigns without Good Reason, or Executive’s employment terminates due to Executive’s death or Disability, or Executive’s employment ends upon or following the end of the Initial Term, then Executive will be entitled to receive (A) all accrued but unpaid Base Salary through the date of termination of Executive’s employment, (B) any unpaid or unreimbursed expenses incurred in accordance with applicable Company policy, and (C) any benefits under the Company’s employee benefit plans in accordance with the terms contained therein (collectively, the “Accrued Obligations”).

(ii) Termination by the Company without Cause prior to the end of the Initial Term; Resignation by Executive for Good Reason prior to the end of the Initial Term.

(A) If Executive’s employment hereunder is terminated by the Company without Cause pursuant to Section 7(b), or is terminated by Executive for Good Reason pursuant to Section 7(c), in each case prior to the end of the Initial Term, then so long as (and only if) Executive: (1) executes on or before the Release Expiration Date (as defined below), and does not revoke within any time provided by the Company to do so, a release of all claims in a form acceptable to the Company (the “Release”), which Release shall release each member of the Company Group and their respective affiliates, and the foregoing entities’ respective shareholders, members, partners, officers, managers, directors, predecessors, successors, fiduciaries, employees, representatives, agents and benefit plans (and fiduciaries of such plans) from any and all claims, including any and all causes of action arising out of Executive’s employment, engagement, or affiliation with the Company and any other member of the Company Group or the termination of such employment, engagement or affiliation, but excluding all claims to severance payments Executive may have under this Section 7; and (2) abides by the terms of each of Sections 9, 10, and 11 then, in addition to the Accrued Obligations (which Executive shall be entitled to receive regardless of whether Executive satisfies the Release requirement described herein), the Company shall make severance payments to Executive in a total amount equal to the Base Salary that Executive would have earned between the date that Executive’s employment terminates (such date, the “Termination Date”) and the end of the Initial Term, had Executive remained continuously employed by the Company for such period (such total severance payments being referred to as the “Severance Payment”). The Severance Payment will be divided into substantially equal installments paid on the Company’s regular payroll dates following the Termination Date. On the Company’s first regularly scheduled pay date that is on or after the date that is sixty (60) days after the Termination Date (the “First Payment Date”), the Company shall pay to Executive, without interest, a number of such installments equal to the number of such installments that would have been paid during the period beginning on the Termination Date and ending on the First Payment Date had the installments been paid on the Company’s regularly scheduled pay dates on or following the Termination Date, and each of the remaining installments, if any, shall be paid on the Company’s regularly scheduled pay dates through the end of the Initial Term.

(B) For the avoidance of doubt, the Severance Payment (and any portion thereof) shall not be payable if (1) Executive’s employment hereunder terminates (x) upon the expiration of or at any time following the Initial Term, or (y) due to Executive’s death, Disability, resignation without Good Reason, or termination by the Company for Cause.

(C) If the Release is not executed and returned to the Company on or before the Release Expiration Date, or the required revocation period has not fully expired without revocation of the Release by Executive, then Executive shall not be entitled to any portion of the Severance Payment. As used herein, the “Release Expiration Date” is that date that is twenty-one (21) days following the date upon which the Company delivers the Release to Executive (which shall occur no later than seven (7) days after the Termination Date) or, in the event that such termination of employment is “in connection with an exit incentive or other employment termination program” (as such phrase is defined in the Age Discrimination in Employment Act of 1967), the date that is forty-five (45) days following such delivery date.

(g) After-Acquired Evidence. Notwithstanding any provision of this Agreement to the contrary, in the event that the Company determines that Executive is eligible to receive the Severance Payment pursuant to Section 7(f)(ii) but, after such determination, the Company subsequently acquires evidence or determines that: (i) Executive has failed to abide by the terms of Sections 9, 10, or 11; or (ii) a Cause condition existed prior to the Termination Date that, had the Company been fully aware of such condition, would have given the Company the right to terminate Executive’s employment pursuant to Section 7(a), then the Company shall have the right to cease the payment of any future installments of the Severance Payment and Executive shall promptly return to the Company all installments of the Severance Payment received by Executive prior to the date that the Company determines that the conditions of this Section 7(g) have been satisfied.

8. Disclosures. Executive hereby represents and warrants that as of the Effective Date there exist (i) no actual or potential Conflicts of Interest and (ii) no current or pending lawsuits, claims, charges or arbitrations filed against or involving Executive or any trust or vehicle owned or controlled by Executive. Promptly (and in any event, within three (3) Business Days) upon becoming aware of (i) any actual or potential Conflict of Interest or (ii) any lawsuit, claim, charge or arbitration filed against or involving Executive or any trust or vehicle owned or controlled by Executive, in each case, Executive shall disclose such actual or potential Conflict of Interest or such lawsuit, claim, charge or arbitration to the Board. “Business Day” means any day except a Saturday, Sunday or other day on which commercial banks in New York, New York or Dallas, Texas are authorized or required by law to be closed. A “Conflict of Interest” shall exist when Executive engages in, or plans to engage in, any activities, associations, or interests that conflict with, or create an appearance of a conflict with, Executive’s duties, responsibilities, authorities, or obligations for and to any member of the Company Group.

9. Confidentiality. In the course of Executive’s employment with the Company and the performance of Executive’s duties on behalf of the Company Group hereunder, Executive will be provided with, and will have access to, Confidential Information (as defined below). In consideration of Executive’s receipt and access to such Confidential Information, and as a condition of Executive’s employment hereunder, Executive shall comply with this Section 9.

(a) Both during the Employment Period and thereafter, except as expressly permitted by this Agreement or by directive of the Board, Executive shall not disclose any Confidential Information to any person or entity and shall not use any Confidential Information except for the benefit of the Company Group. Executive shall follow all Company Group policies and protocols regarding the security of all documents and other materials containing Confidential Information (regardless of the medium on which Confidential Information is stored). Except to the extent required for the performance of Executive’s duties on behalf of the Company Group, Executive shall not remove from facilities of any member of the Company Group any equipment, drawings, notes, reports, manuals, invention records, computer software, customer information, or other data or materials that relate in any way to the Confidential Information, whether paper or electronic and whether produced by Executive or obtained by the Company Group. The covenants of this Section 9(a) shall apply to all Confidential Information, whether now known or later to become known to Executive during the period that Executive is employed by or affiliated with the Company or any other member of the Company Group.

(b) Notwithstanding any provision of Section 9(a) to the contrary, Executive may make the following disclosures and uses of Confidential Information:

(i) disclosures to other employees of a member of the Company Group who have a need to know the information in connection with the businesses of the Company Group;

(ii) disclosures and uses that are approved in writing by the Board; or

(iii) disclosures to a person or entity that has (x) been retained by a member of the Company Group to provide services to one or more members of the Company Group and (y) agreed in writing to abide by the terms of a confidentiality agreement.

(c) Upon the expiration of the Employment Period, and at any other time upon request of the Company, Executive shall promptly surrender and deliver to the Company all documents (including electronically stored information) and all copies thereof and all other materials of any nature containing or pertaining to all Confidential Information and any other Company Group property (including any Company Group-issued computer, mobile device or other equipment) in Executive’s possession, custody or control and Executive shall not retain any such documents or other materials or property of the Company Group. Within five (5) days of such expiration or any such request, Executive shall certify to the Company in writing that all such documents, materials and property have been returned to the Company.

(d) “Confidential Information” means all confidential, competitively valuable, non-public or proprietary information that is conceived, made, developed or acquired by or disclosed to Executive (whether conveyed orally or in writing), individually or in conjunction with others, during the period that Executive is employed by the Company or any other member of the Company Group (whether during business hours or otherwise and whether on the Company’s premises or otherwise) including: (i) technical information of any member of the Company Group, its affiliates, its customers or other third parties, including computer programs, software, databases, data, ideas, know-how, formulae, compositions, processes, discoveries, machines, inventions (whether patentable or not), designs, developmental or experimental work, techniques, improvements, work in process, research or test results, original works of authorship, training programs and procedures, diagrams, charts, business and product development plans, and similar items; (ii) information relating to any member of the Company Group’s businesses or properties, products or services (including all such information relating to corporate opportunities, operations, future plans, methods of doing business, business plans, strategies for developing business and market share, research, financial and sales data, pricing terms, evaluations, opinions, interpretations, acquisition prospects, the identity of customers or acquisition targets or their requirements, the identity of key contacts within customers’ organizations or within the organization of acquisition prospects, or marketing and merchandising techniques, prospective names and marks); (iii) other valuable, confidential information and trade secrets of any member of the Company Group, its affiliates, its customers or other third parties; and (iv) any other information that is competitively valuable to any member of the Company Group by virtue of not being publicly known. Moreover, all documents, videotapes, written presentations, brochures, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, e-mail, voice mail, electronic databases, maps, drawings, architectural renditions, models and all other writings or materials of any type including or embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression are and shall be the sole and exclusive property of the Company or the other applicable member of the Company Group and be subject to the same restrictions on disclosure applicable to all Confidential Information pursuant to this Agreement. For purposes of this Agreement, Confidential Information shall not include any information that (i) is or becomes generally available to the public other than as a result of a disclosure or wrongful act of Executive or any of Executive’s agents; (ii) was available to Executive on a non-confidential basis before its disclosure by a member of the Company Group; or (iii) becomes available to Executive on a non-confidential basis from a source other than a member of the Company Group; provided, however, that such source is not bound by a confidentiality agreement with, or other obligation with respect to confidentiality to, a member of the Company Group.

(e) Notwithstanding the foregoing, nothing in this Agreement shall prohibit or restrict Executive from lawfully: (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by, any governmental authority regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to Executive from any such governmental authority; (iii) testifying, participating or otherwise assisting in any action or proceeding by any such governmental authority relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law. Additionally, pursuant to the federal Defend Trade Secrets Act of 2016, an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state or local government official, either directly or indirectly, or to an attorney and (2) solely for the purpose of reporting or investigating a suspected violation of law; (B) is made to the individual’s attorney in relation to a lawsuit for retaliation against the individual for reporting a suspected violation of law; or (C) is made in a complaint or other document filed in a lawsuit or proceeding, if such filing is made under seal. Nothing in this Agreement requires Executive to obtain prior authorization before engaging in any conduct described in this paragraph, or to notify the Company that Executive has engaged in any such conduct.

10. Non-Competition; Non-Solicitation.

(a) The Company shall provide Executive access to Confidential Information for use only during the Employment Period, and Executive acknowledges and agrees that the Company Group will be entrusting Executive, in Executive’s unique and special capacity, with developing the goodwill of the Company Group, and in consideration of the Company providing Executive with access to Confidential Information and as an express incentive for the Company to enter into this Agreement and employ Executive hereunder, Executive has voluntarily agreed to the covenants set forth in this Section 10. Executive agrees and acknowledges that the limitations and restrictions set forth herein, including geographical and temporal restrictions on certain competitive activities, are reasonable in all respects, do not interfere with public interests, will not cause Executive undue hardship, and are material and substantial parts of this Agreement intended and necessary to prevent unfair competition and to protect the Company Group’s Confidential Information, goodwill and legitimate business interests.

(b) During the Prohibited Period, Executive shall not, without the prior written approval of the Board, directly or indirectly, for Executive or on behalf of or in conjunction with any other person or entity of any nature:

(i) engage or participate within the Market Area in competition with any member of the Company Group in any aspect of the Business, which prohibition shall prevent Executive from directly or indirectly: (A) owning, managing, operating, or being an officer or director of, any business that competes with any member of the Company Group in the Market Area, or (B) joining, becoming an employee or consultant of, or otherwise being affiliated with or providing services to, any person or entity engaged in, or planning to engage in, the Business in the Market Area in competition, or anticipated competition, with any member of the Company Group in any capacity (with respect to this clause (B)) in which Executive’s duties or responsibilities involve direct or indirect responsibilities with respect to the Business.

(ii) appropriate any Business Opportunity of, or relating to, any member of the Company Group located in the Market Area;

(iii) solicit, canvass, approach, encourage, entice or induce any customer or supplier of any member of the Company Group with whom or which Executive had contact on behalf of any member of the Company Group or about whom or which Executive obtained Confidential Information or for whom or which Executive had direct or indirect responsibilities on behalf of the Company Group to cease or lessen such customer’s or supplier’s business with any member of the Company Group; or

(iv) solicit, canvass, approach, encourage, entice or induce any employee or contractor of any member of the Company Group to terminate his, her or its employment or engagement with any member of the Company Group or hire or engage any employee or contractor of any member of the Company Group.

(c) Because of the difficulty of measuring economic losses to the Company Group as a result of a breach or threatened breach of the covenants set forth in Section 9 and in this Section 10, and because of the immediate and irreparable damage that would be caused to the members of the Company Group for which they would have no other adequate remedy, the Company and each other member of the Company Group shall be entitled to enforce the foregoing covenants, in the event of a breach or threatened breach, by injunctions and restraining orders from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall not be the Company’s or any other member of the Company Group’s exclusive remedy for a breach but instead shall be in addition to all other rights and remedies available to the Company and each other member of the Company Group at law and equity.

(d) The covenants in this Section 10, and each provision and portion hereof, are severable and separate, and the unenforceability of any specific covenant (or portion thereof) shall not affect the provisions of any other covenant (or portion thereof). Moreover, in the event any arbitrator or court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which such arbitrator or court deems reasonable, and this Agreement shall thereby be reformed.

(e) The following terms shall have the following meanings:

(i) “Business” shall mean the business and operations that are the same or similar to those performed by the Company and any other member of the Company Group for which Executive provides services or about which Executive obtains Confidential Information during the Employment Period, which business and operations include the operation of a technology-based motor vehicle dealer e-commerce platform and/or any other internet-based platform that allows dealers, consumers, and any other business, enterprise, or individual to buy, sell, trade, finance, and/or transport pre-owned cars, trucks, snowmobiles, watercraft, motorcycles, ATVs, UTVs, scooters, side-by-sides, sport bikes, cruisers, or other modes of transportation, as well as the sale, leasing, rental, financing, servicing (including supply of parts) and ancillary activities relating to new and used motorcycles, ATVs, UTVs, scooters, side-by-sides, sport bikes, two- and three-wheeled cruisers, powered watercraft, and any other business engaged in by any member of the Company Group during the Employment Period.

(ii) “Business Opportunity” shall mean any commercial, investment or other business opportunity relating to the Business.

(iii) “Market Area” shall mean those states and territories of the United States where, during the Employment Period, any member of the Company Group has operations or otherwise conducts Business.

(iv) “Prohibited Period” shall mean the period during which Executive is employed by any member of the Company Group and continuing for a period of six (6) months following the date that Executive is no longer employed by any member of the Company Group.

11. Ownership of Intellectual Property.

(a) Executive agrees that the Company shall own, and Executive hereby assigns, all right, title and interest (including patent rights, copyrights, trade secret rights, mask work rights, trademark rights, and all other intellectual and industrial property rights of any sort throughout the world) relating to any and all inventions (whether or not patentable), discoveries, developments, improvements, innovations, works of authorship, mask works, designs, know-how, ideas, formulae, processes, techniques, data and information authored, created, contributed to, made or conceived or reduced to practice, in whole or in part, by Executive during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, whether or not registerable under U.S. law or the laws of other jurisdictions, that either (a) relate, at the time of conception, reduction to practice, creation, derivation or development, to any member of the Company Group’s businesses or actual or anticipated research or development, or (b) were developed on any amount of the Company’s or any other member of the Company Group’s time or with the use of any member of the Company Group’s equipment, supplies, facilities or Confidential Information (all of the foregoing collectively referred to herein as “Company Intellectual Property”), and Executive shall promptly disclose all Company Intellectual Property to the Company in writing. To support Executive’s disclosure obligation herein, Executive shall keep and maintain adequate and current written records of all Company Intellectual Property made by Executive (solely or jointly with others) during the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group in such form as may be specified from time to time by the Company. These records shall be available to, and remain the sole property of, the Company at all times.

(b) All of Executive’s works of authorship and associated copyrights created during the period in which Executive is employed by or affiliated with the Company or any other member of the Company Group and in the scope of Executive’s employment or engagement shall be deemed to be “works made for hire” within the meaning of the Copyright Act. To the extent any right, title and interest in and to Company Intellectual Property cannot be assigned by Executive to the Company, Executive shall grant, and does hereby grant, to the Company Group an exclusive, perpetual, royalty-free, transferable, irrevocable, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, use, sell, offer for sale, import, export, reproduce, practice and otherwise commercialize such rights, title and interest.

(c) To the extent allowed by law, this Section applies to all rights that may be known as or referred to as “moral rights,” “artist’s rights,” “droit moral,” or the like, including without limitation those rights set forth in 17 U.S.C. §106A (collectively, “Moral Rights”). To the extent Executive retains any Moral Rights under applicable law, Executive hereby ratifies and consents to any action that may be taken with respect to such Moral Rights by or authorized by the Company or any member of the Company Group, and Executive hereby waives and agrees not to assert any Moral Rights with respect to such Moral Rights. Executive shall confirm any such ratifications, consents, waivers, and agreements from time to time as requested by the Company.

(d) All inventions (whether or not patentable), original works of authorship, designs, know-how, mask works, ideas, trademarks or names, information, developments, improvements, and trade secrets of which Executive is the sole or joint author, creator, contributor, or inventor that were made or developed by Executive prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group, or in which Executive asserts any intellectual property right, and which are applicable to or relate in any way to the business, products, services, or demonstrably anticipated research and development or business of any member of the Company Group (“Prior Inventions”) are listed on Exhibit A, and Executive represents that Exhibit A is a complete list of all such Prior Inventions. If no such list is attached, Executive hereby represents and warrants that there are no Prior Inventions, and Executive shall make no claim of any rights to any Prior Inventions. If, in the course of Executive’s employment with or affiliation with the Company or any other member of the Company Group, Executive uses in connection with or otherwise incorporates into the product, process, or device of any member of the Company Group a Prior Invention, the Company Group is hereby granted and will have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use, import, export, offer for sale, sell and otherwise commercialize such Prior Invention as part of or in connection with (i) such product, process, or device of any member of the Company Group and (ii) the conduct of the business of the Company Group.

(e) Executive shall perform, during and after the period in which Executive is or has been employed by or affiliated with the Company or any other member of the Company Group, all acts deemed necessary or desirable by the Company to permit and assist each member of the Company Group, at the Company’s expense, in obtaining and enforcing the full benefits, enjoyment, rights and title throughout the world in the Company Intellectual Property and Confidential Information assigned, to be assigned, or licensed to the Company under this Agreement. Such acts may include execution of documents and assistance or cooperation (i) in the filing, prosecution, registration, and memorialization of assignment of any applicable patents, copyrights, mask work, or other applications, (ii) in the enforcement of any applicable patents, copyrights, mask work, moral rights, trade secrets, or other proprietary rights, and (iii) in other legal proceedings related to the Company Intellectual Property or Confidential Information.

(f) In the event that the Company (or, as applicable, a member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to file, prosecute, register, or memorialize the assignment of any patent, copyright, mask work or other applications or to enforce any patent, copyright, mask work, moral right, trade secret or other proprietary right under any Confidential Information or Company Intellectual Property (including derivative works, improvements, renewals, extensions, continuations, divisionals, continuations in part, continuing patent applications, reissues, and reexaminations of such Company Intellectual Property), Executive hereby irrevocably designates and appoints the Company and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive (i) to execute, file, prosecute, register and memorialize the assignment of any such application, (ii) to execute and file any documentation required for such enforcement, and (iii) to do all other lawfully permitted acts to further the filing, prosecution, registration, memorialization of assignment, issuance, and enforcement of patents, copyrights, mask works, moral rights, trade secrets or other rights under the Confidential Information or Company Intellectual Property, all with the same legal force and effect as if executed by Executive.

(g) In the event that Executive enters into, on behalf of any member of the Company Group, any contracts or agreements relating to any Confidential Information or Company Intellectual Property, Executive shall assign such contracts or agreements to the Company (or the applicable member of the Company Group) promptly, and in any event, prior to Executive’s termination. If the Company (or the applicable member of the Company Group) is unable for any reason to secure Executive’s signature to any document required to assign said contracts or agreements, or if Executive does not assign said contracts or agreements to the Company (or the applicable member of the Company Group) prior to Executive’s termination, Executive hereby irrevocably designates and appoints the Company (or the applicable member of the Company Group) and each of the Company’s duly authorized officers and agents as Executive’s agents and attorneys-in-fact to act for and on Executive’s behalf and instead of Executive to execute said assignments and to do all other lawfully permitted acts to further the execution of said documents.

(h) The Company and Executive acknowledge that Executive has provided services to the Company or another member of the Company Group prior to the Effective Date. Accordingly, if and to the extent that, prior to the Effective Date: (a) Executive conceived, made, developed, acquired or received access to any information from or on behalf of the Company or any other member of the Company Group that would have been Confidential Information if conceived, made, developed, acquired or received after the Effective Date; or (b) Executive conceived, created, authored, invented, developed, or reduced to practice any item, including any intellectual property rights with respect thereto, that would have been Company Intellectual Property if conceived, created, authored, invented, developed, or reduced to practice after the Effective Date, then such information shall be deemed Confidential Information under this Agreement and any such item shall be deemed Company Intellectual Property under this Agreement, and this Agreement shall apply to such information or item as if conceived, created, authored, invented, developed, or reduced to practice following the Effective Date.

12. Defense of Claims. During the Employment Period and thereafter, upon request from the Company, Executive shall: (a) cooperate with the Company Group in the defense of any claims or actions that may be made by or against any member of the Company Group that relate to Executive’s actual or prior areas of responsibility, and (b) provide such information as the Company may reasonably request with respect to Executive’s services performed for the Company and the other members of the Company Group.

13. Section 280G. Notwithstanding any provision of this Agreement or any other plan, agreement, or arrangement to the contrary, if any of the payments or benefits provided or to be provided by the Company or any other member of the Company Group to Executive pursuant to this Agreement or otherwise (“Covered Payments”) constitute “parachute payments” within the meaning of Section 280G of the Internal Revenue Code of 1986 (the “Code”), and the applicable Treasury regulations and administrative guidance issued thereunder, and would, but for this Section 13, be subject to the excise tax imposed under Section 4999 of the Code, then such Covered Payments shall be reduced (but not below zero) to the minimum extent necessary to ensure that no portion of the Covered Payments is subject to such excise tax, with any such reduction to be made by the Company in its discretion (and consistent with the requirements of Section 409A (as defined below)).

14. Withholdings; Deductions. The Company may withhold and deduct from any benefits and payments made or to be made pursuant to this Agreement (a) all federal, state, local and other taxes as may be required pursuant to any law or governmental regulation or ruling and (b) any deductions consented to in writing by Executive.

15. Title and Headings; Construction. Titles and headings to Sections hereof are for the purpose of reference only and shall in no way limit, define or otherwise affect the provisions hereof. Any and all Exhibits or Attachments referred to in this Agreement are, by such reference, incorporated herein and made a part hereof for all purposes. Unless the context requires otherwise, all references to laws, regulations, contracts, documents, agreements and instruments refer to such laws, regulations, contracts, documents, agreements and instruments as they may be amended, restated or otherwise modified from time to time, and references to particular provisions of laws or regulations include a reference to the corresponding provisions of any succeeding law or regulation. All references to “dollars” or “$” in this Agreement refer to United States dollars. The words “herein”, “hereof”, “hereunder” and other compounds of the word “here” shall refer to the entire Agreement, including all Exhibits attached hereto, and not to any particular provision hereof. Unless the context requires otherwise, the word “or” is not exclusive. Wherever the context so requires, the masculine gender includes the feminine or neuter, and the singular number includes the plural and conversely. All references to “including” shall be construed as meaning “including without limitation.” Neither this Agreement nor any uncertainty or ambiguity herein shall be construed or resolved against any party hereto, whether under any rule of construction or otherwise. On the contrary, this Agreement has been reviewed by each of the parties hereto and shall be construed and interpreted according to the ordinary meaning of the words used so as to fairly accomplish the purposes and intentions of the parties hereto.

16. Applicable Law; Submission to Jurisdiction. This Agreement shall in all respects be construed according to the laws of the State of Texas without regard to its conflict of laws principles that would result in the application of the laws of another jurisdiction. With respect to any claim or dispute related to or arising under this Agreement, the parties hereby agree that should any resort to a court be necessary and permitted under this Agreement, then they consent to the exclusive jurisdiction, forum and venue of the state and federal courts (as applicable) located in Dallas, Texas.

17. Entire Agreement and Amendment. This Agreement and any award agreement referenced in Section 3(b) contain the entire agreement of the parties with respect to the matters covered herein and supersede all prior and contemporaneous agreements and understandings (including any offer letter or similar agreement), oral or written, between the parties hereto concerning the subject matter hereof; provided, however, to the extent that Executive is subject to any other restrictive covenants with respect to any member of the Company Group (including with respect to confidentiality or non-disclosure, non-competition, non-solicitation, intellectual property, and non-disparagement), the restrictive covenants contained in this Agreement shall complement and be in addition to, and not supersede or be in lieu of, such other restrictive covenants (which shall remain in full force and effect in accordance with the terms thereof). Further, the parties acknowledge and agree that to the extent Executive serves on the Board, all policies applicable to such Board service, and applicable to Executive in Executive’s capacity as a member of the Board, shall complement and be in addition to the terms of this Agreement. This Agreement may be amended only by a written instrument executed by both parties hereto.

18. Waiver of Breach. Any waiver of this Agreement must be executed by the party to be bound by such waiver. No waiver by either party hereto of a breach of any provision of this Agreement by the other party, or of compliance with any condition or provision of this Agreement to be performed by such other party, will operate or be construed as a waiver of any subsequent breach by such other party of any similar or dissimilar provision or condition at the same or any subsequent time. The failure of either party hereto to take any action by reason of any breach will not deprive such party of the right to take action at any time.

19. Assignment. This Agreement is personal to Executive, and neither this Agreement nor any rights or obligations hereunder shall be assignable or otherwise transferred by Executive. The Company may assign this Agreement without Executive’s consent, including to any member of the Company Group and to any successor to or acquirer of (whether by merger, purchase or otherwise) all or substantially all of the equity, assets or businesses of the Company.

20. Notices. Notices provided for in this Agreement shall be in writing and shall be deemed to have been duly received (a) when delivered in person, (b) on the first Business Day after such notice is sent by express overnight courier service, or (c) on the second Business Day following deposit with an internationally-recognized second-day courier service with proof of receipt maintained, in each case, to the following address, as applicable:

If to the Company, addressed to:

RumbleOn, Inc.
901 W. Walnut Hill Lane
Irving, Texas 75038
Attn: General Counsel

If to Executive, addressed to:

Steve Pully
_____________

_____________

21. Counterparts. This Agreement may be executed in any number of counterparts, including by electronic mail or facsimile, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a copy hereof containing multiple signature pages, each signed by one party, but together signed by both parties hereto.

22. Section 409A.

(a) Notwithstanding any provision of this Agreement to the contrary, all provisions of this Agreement are intended to comply with Section 409A of the Code, and the applicable Treasury regulations and administrative guidance issued thereunder (collectively, “Section 409A”) or an exemption therefrom and shall be construed and administered in accordance with such intent. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of Executive’s employment shall only be made if such termination of employment constitutes a “separation from service” under Section 409A.

(b) To the extent that any right to reimbursement of expenses or payment of any benefit in-kind under this Agreement constitutes nonqualified deferred compensation (within the meaning of Section 409A), (i) any such expense reimbursement shall be made by the Company no later than the last day of Executive’s taxable year following the taxable year in which such expense was incurred by Executive, (ii) the right to reimbursement or in-kind benefits shall not be subject to liquidation or exchange for another benefit, and (iii) the amount of expenses eligible for reimbursement or in-kind benefits provided during any taxable year shall not affect the expenses eligible for reimbursement or in-kind benefits to be provided in any other taxable year; provided, that the foregoing clause shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period in which the arrangement is in effect.

(c) Notwithstanding any provision in this Agreement to the contrary, if any payment or benefit provided for herein would be subject to additional taxes and interest under Section 409A if Executive’s receipt of such payment or benefit is not delayed until the earlier of (i) the date of Executive’s death or (ii) the date that is six (6) months after the Termination Date (such date, the “Section 409A Payment Date”), then such payment or benefit shall not be provided to Executive (or Executive’s estate, if applicable) until the Section 409A Payment Date.

(d) Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement are exempt from, or compliant with, Section 409A and in no event shall any member of the Company Group be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Executive on account of non-compliance with Section 409A.

23. Effect of Termination. The provisions of Sections 7-14 and 26, and those provisions necessary to interpret and enforce them, shall survive any termination of this Agreement and any termination of the employment relationship between Executive and the Company.

24. Third-Party Beneficiaries. Each member of the Company Group that is not a signatory to this Agreement shall be a third-party beneficiary of Executive’s obligations under Sections 8, 9, 10, 11, 12, 13 and 25 and shall be entitled to enforce such obligations as if a party hereto.

25. Clawback. To the extent required by company policy, applicable law, government regulation or any applicable securities exchange listing standards, amounts paid or payable under this Agreement or the award agreement referenced in Section 3(b) shall be subject to the provisions of any applicable clawback policies or procedures adopted by the Company or any other applicable member of the Company Group including pursuant to applicable law, government regulation or applicable securities exchange listing requirements, which clawback policies or procedures may provide for forfeiture and/or recoupment of amounts paid or payable under this Agreement or the award agreement referenced in Section 3(b). The Company and each member of the Company Group reserves the right, without the consent of Executive, to adopt any such clawback policies and procedures that are consistent with the preceding sentence, including such policies and procedures applicable to this Agreement and the award agreement referenced in Section 3(b) with retroactive effect.

26. Severability. If an arbitrator or court of competent jurisdiction determines that any provision of this Agreement (or portion thereof) is invalid or unenforceable, then the invalidity or unenforceability of that provision (or portion thereof) shall not affect the validity or enforceability of any other provision of this Agreement, and all other provisions (and such provision after removal of the invalid or unenforceable portion thereof) shall remain in full force and effect.

[Remainder of Page Intentionally Blank; Signature Page Follows.]

Executive and the Company each have caused this Agreement to be executed and effective as of the Effective Date.

EXECUTIVE

/s/ Steve Pully
Steve Pully

RUMBLEON, INC.

By:	/s/ Mark Tkach
Name:	Mark Tkach
Title:	Interim Chief Executive Officer

Signature Page to Employment Agreement

EXHIBIT A

PRIOR INVENTIONS

1. The following is a complete list of all Prior Inventions relevant to the subject matter of Executive’s employment by the Company that have been made or conceived or first reduced to practice by Executive alone or jointly with others prior to Executive’s employment with or affiliation with the Company or any other member of the Company Group:

Check appropriate space(s):

☐	None.

☐	See below:

☐	Due to confidentiality agreements with a prior employer, Executive cannot disclose certain Prior Inventions that would otherwise be included on the above-described list.

☐	Additional sheets attached.

2. Executive proposes to bring to Executive’s employment the following devices, materials, and documents of a former employer or other person to whom Executive has an obligation of confidentiality that is not generally available to the public, which materials and documents may be used in Executive’s employment pursuant to the express written authorization of Executive’s former employer or such other person (a copy of which is attached to this Agreement):

Check appropriate space(s):

☐	None.

☐	See below.

☐	Additional sheets attached.

Exhibit A